Exhibit 99.57

Press Release
Available for Immediate Publication: February 6, 2008

First National Bank of Northern California Reports Fourth Quarter 2007 Earnings of $0.56 Per Diluted Share

Source: FNB Bancorp (CA) (Bulletin Board: FNBG)
South San Francisco, California
Website: www.fnbnorcal.com

Contacts:
Tom McGraw, Chief Executive Officer (650) 875-4864
Dave Curtis, Chief Financial Officer (650) 875-4862

          FNB Bancorp (Bulletin Board: FNBG), parent company of First National Bank of Northern California, today announced net earnings for the fourth quarter of 2007 of $1,698,000 or $0.56 per diluted share, compared to $1,559,000 or $0.51 per diluted share for the fourth quarter of 2006. Total consolidated assets as of December 31, 2007 were $644,465,000 compared to $581,270,000 as of December 31, 2006. Certain amounts reported for 2006 have been reclassified to conform to the December 31, 2007 presentation. The reclassifications had no effect on Net earnings or Stockholders’ equity.

Financial Highlights: Fourth quarter, 2007
Consolidated Statement of Earnings
(in ‘000s except earnings per share amounts)

	Three months ended December 31,		Year ended December 31,
	2007	2006	2007	2006

Interest income	$10,851	9,929	42,290	37,196
Interest expense	3,611	2,916	13,657	9,821

Net interest income	7,240	7,013	28,633	27,375
Provision for loan losses	(180)	(164)	(690)	(683)
Non-interest income	1,061	1,070	4,300	6,259
Non-interest expense	5,855	5,625	23,182	21,760

Income before income taxes	2,266	2,294	9,061	11,191
Provision for income taxes	(568)	(735)	(2,382)	(3,609)

Net earnings	$1,698	1,559	6,679	7,582

Basic earnings per share	$0.57	$0.52	$2.23	$2.54
Diluted earnings per share	$0.56	$0.51	$2.21	$2.48

Average assets	$647,740	590,182	623,391	575,116
Average equity	$66,178	61,762	64,294	58,961
Return on average assets	1.05%	1.06%	1.07%	1.32%
Return on average equity	10.26%	10.10%	10.39%	12.86%
Efficiency ratio	70.53%	69.59%	64.70%	64.70%
Net interest margin	4.86%	5.20%	5.05%	5.26%
Weighted average shares outstanding:
Basic	2,991,000	2,986,000	2,993,000	2,986,000
Diluted	3,000,000	3,048,000	3,027,000	3,056,000

Consolidated Balance Sheets (In 000’s)	As of December 31, 2007	As of December 31, 2006

Assets
Cash and cash equivalents	$15,750	$27,022
Securities available for sale	94,432	94,945
Loans, net	489,574	419,437
Premises, equipment and leasehold improvements	13,686	13,476
Other real estate owned	440	—
Goodwill	1,841	1,841
Other assets	28,742	24,549

Total assets	$644,465	$581,270

Liabilities and stockholders’ equity:
Deposits:
Demand and NOW	$181,638	$184,262
Savings and money market	181,276	162,915
Time	136,341	134,390

Total deposits	499,255	481,567
Federal funds purchased	5,595	—
Federal Home Loan Bank advances	66,000	30,000
Accrued expenses and other liabilities	7,070	7,640

Total liabilities	577,920	519,207
Stockholders’ equity	66,545	62,063

Total liabilities and stockholders’ equity	$644,465	$581,270

Selected ratios

Net charge-offs as a percent of total (gross) loans	0.01%	0.01%
Allowance for loan losses as a percent of non-performing loans	49.18%	190.33%

“We are proud to be able to report a strong end-of-year balance sheet and solid earnings for 2007. Our 2007 return on average assets and return on average equity were 1.07% and 10.39% for 2007 compared with 1.32% and 12.86% during 2006. We were able to add quality loans to our loan portfolio, which experienced a growth rate of approximately 17% during 2007, while we also added to our allowance for loan losses, which totaled $5,638,000 at December 31, 2007 compared to $5,002,000 at December 31, 2006. Our net charged-off loans totaled $54,000 in 2007 compared to $55,000 in 2006. Nonaccrual loans increased in 2007 to $11,465,000 at December 31, 2007 compared to $2,628,000 at December 31, 2006, but the increase in nonaccrual loans was related to a small number of loans to specific borrowers on properties that management believes to be adequately secured. Our net interest margin declined to 5.05% in 2007 compared to 5.26% in 2006, primarily due to market interest rate declines experienced during 2007. Our increased non-interest expenses year over year were primarily the result of increased personnel and occupancy expenses,” stated Tom McGraw, Chief Executive Officer.

“Management is committed to maintaining the quality of our loan portfolio and deposit base at a time when current financial markets have experienced liquidity and credit difficulties. Our stock price has not performed well over the last year, despite our solid financial performance, due in no small part to the negative financial disclosures that have been reported recently by institutions involved in sub-prime mortgage lending. First National Bank of Northern California does not offer sub-prime mortgage loans. We are a community bank, serving our local marketplace for over 44 years. Moving forward into 2008, we are committed to maintaining our quality customer service, delivering products that provide meaningful financial solutions for our customers, and to controlling non-interest expenses,” noted Mr. McGraw.

Cautionary Statement: This release contains certain forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those stated herein. Management’s assumptions and projections are based on their anticipation of future events and actual performance may differ materially from those projected. Risks and uncertainties which could impact future financial performance include, among others, (a) competitive pressures in the banking industry; (b) changes in the interest rate environment; (c) general economic conditions, either nationally or regionally or locally, including fluctuations in real estate values; (d) changes in the regulatory environment; (e) changes in business conditions or the securities markets and inflation; (f) possible shortages of gas and electricity at utility companies operating in the State of California, and (g) the effects of terrorism, including the events of September 11, 2001, and thereafter, and the conduct of war on terrorism by the United States and its allies. Therefore, the information set forth herein, together with other information contained in the periodic reports filed by FNB Bancorp with the Securities and Exchange Commission, should be carefully considered when evaluating its business prospects. FNB Bancorp undertakes no obligation to update any forward-looking statements contained in this release.